EXHIBIT 21

SUBSIDIARIES OF INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC.

Name under which Subsidiary does Business	Jurisdiction of Incorporation
Invesco Commercial Real Estate Finance Trust Investments GP, LLC	Delaware

Invesco Commercial Real Estate Finance Investments, LP	Delaware

Invesco Commercial Real Estate Finance Trust Securities, LLC	Delaware

INCREF Investments CB Seller, LLC	Delaware

INCREF Investments MS Seller, LLC	Delaware

INCREF Investments MS Pledgor, LLC	Delaware

INCREF Investments BMO Seller, LLC	Delaware

INCREF Investments BMO Pledgor, LLC	Delaware